Exhibit 1

Press Release

TIM SHAREHOLDERS’ MEETING HELD

•	NEW BOARD OF DIRECTORS APPOINTED

Rozzano (MI), 4 May 2018

The ordinary Shareholders’ Meeting of TIM was held today under the chairmanship of Franco Bernabè. The Shareholders’ Meeting recorded the presence of 67.15 % of the Company’s ordinary share capital.

The Shareholders’ Meeting:

•	appointed the new Board of Directors, establishing the number of Directors at 15, the duration of their term of office at three financial years (until the approval of the financial statements as of 31 December 2020), the total annual compensation of the board at 2.200.000 euros, to be distributed among its members in compliance with the resolutions approved by the Board itself.

As the slate presented by the shareholders Elliott lnternational LP, Elliott Associates LP e The Liverpool Limited Partnership received more votes, in accordance with the Bylaws, on the basis of the slate voting system, the following 10 Directors were appointed, all independent:

1.	Fulvio Conti

2.	Alfredo Altavilla

3.	Massimo Ferrari

4.	Paola Giannotti De Ponti

5.	Luigi Gubitosi

6.	Paola Bonomo

7.	Maria Elena Cappello

8.	Lucia Morselli

9.	Dante Roscini

10.	Rocco Sabelli

The following 5 Directors were elected from the slate presented by Vivendi:

11.	Amos GENISH

12.	Arnaud Roy de PUYFONTAINE

13.	Marella MORETTI (independent)

14.	Michele VALENSISE (independent)

15.	Giuseppina CAPALDO (independent)

Telecom Italia S.p.A.

Registered Offices: Via Gaetano Negri, 1—20123 Milan

Tax Code / VAT no. and registration with the Milan Business Register: 00488410010 - Registration in the R.A.E.E. (Register of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid-up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it

The curricula vitae of the newly-appointed Directors and their declarations (including with regard to their fulfilment of the requirements of independence) are available on the Company website www.telecomitalia.com, Shareholders’ Meetings section (“Investors” tab).

TIM Press Office

+39 06 3688 2610

www.telecomitalia.com/media

Twitter: @TIMnewsroom

TIM Investor Relations

www.telecomitalia.com/investor_relations

TIM S.p.A.

A company directed and coordinated by Vivendi SA

Registered Offices: Via Gaetano Negri, 1 - 20123 Milan

Tax Code / VAT no. and registration with the Milan Business Register: 00488410010 - Registration in the R.A.E.E. (Register of Manufacturers of Electrical and Electronic Equipment) IT08020000000799

Share Capital €11,677,002,855.10 fully paid-up Certified e-mail address [Casella PEC]: telecomitalia@pec.telecomitalia.it